Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between NEURONETICS, INC., a Delaware corporation, and W. ANDREW MACAN (“Executive”) (together, “the Parties”) to set forth their mutual agreement to resolve and discharge any claims and obligations arising in connection with Executive’s employment or separation from service.

RECITALS

WHEREAS, Executive has been employed as an officer of the Company since on or about January 21, 2020, including, most recently, in the position of Executive Vice President, Chief Legal Officer, and Secretary;

WHEREAS, the Parties entered into various agreements over the course of Executive’s service with the Company, including a Restrictive Covenant and Severance Agreement dated July 1, 2021 (“the RCSA”) and a Restrictive Covenant and Invention Assignment Agreement (“RCIAA”), both of which currently remain in force;

WHEREAS, from time to time in the course of his employment, Executive has received grants of Restricted Stock Units and Performance Restricted Stock Units under the Company’s 2018 equity incentive plan and corresponding award agreements that govern the vesting and disposition of such grants, which currently remain in force;

WHEREAS, Executive’s service with the Company is ending due to termination of employment without cause under the RCSA;

WHEREAS, the RCSA provides for certain severance benefits provided hereunder on the condition that Executive executes a separation agreement and general release of claims, and the Parties have agreed to the terms of this Agreement as the required separation and general release agreement,

NOW, THEREFORE, in exchange for the mutual promises set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

TERMS AND CONDITIONS

1. Separation from Service.

a. Executive’s employment with the Company will terminate as of 12:00:01 a.m. on August 15, 2026 (“the Separation Date”). As of the Separation Date, Executive shall cease to earn or be eligible for further compensation or benefits except as promised in this Agreement.

b. On or before the Separation Date, Executive agrees to execute all documents necessary to effectuate his resignation as an officer or director of the Company or any of its subsidiaries, and from all other positions, appointments, or responsibilities held in connection with his employment. The Parties agree that the timing of the Separation Date satisfies all obligations of the Parties to provide notice under the RCSA.

c. Between the date of this Agreement and the close of business on the Separation Date, the Company will continue to compensate Executive at his current level of salary and benefits unless Executive is terminated for Cause on or before the Separation Date.

d. Between the date of this Agreement and the close of business on the Separation Date, Executive will continue to perform Executive’s existing job responsibilities and duties in a satisfactory and diligent manner; provided, that for some or all of such period, at the Company’s sole discretion, Executive may be placed on garden leave or relieved of some or all of Executive’s responsibilities. As Executive will remain an employee of the Company during such period, Executive will continue to have a duty of loyalty to the Company; will continue to be subject to the same policies as other active employees; and will be bound by existing agreements he signed or accepted, including the RCSA and RCIAA.

e. From and after the Separation Date, Executive shall not act, and shall not represent that he has authority to act, as an employee, officer, agent, attorney, or representative of the Company and shall cease to perform or render any services to or for the Company except as set forth in section 4 of this Agreement.

f. Executive may retain his Company-issued laptop, iPad, computer monitors, docking station, Jabra speaker, keyboard and mouse located at Executive’s residence for personal use (collectively, “Executive Property”) following the Separation Date, provided that Executive agrees the Company shall be provided with access to the laptop and iPad to ensure that all Company information and Company-supplied software, programs, apps, or subscriptions have been removed therefrom within five (5) business days after the Separation Date, provided further that Executive shall be responsible for removing all personal information and personally-supplied software, programs, apps, or subscriptions from the laptop and iPad before providing such access to the Company. Within five (5) business days of the Executive’s receipt of shipping materials and a prepaid return label from the Company, Executive will return (or, in the case of credit cards, destroy and notify the Company of such destruction of) all of the Company’s property other than Executive Property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files and storage devices, physical files, and any other property of the Company in Executive’s possession to the Company. Beginning on the Separation Date, Executive shall discontinue use of any of the Company’s cloud storage or social media accounts. Promptly after the Separation Date, Executive shall promptly update all personal social media accounts to reflect that he is no longer employed by the Company.

2. Accrued Compensation and Benefit Obligations.

a. Pursuant to the retention award granted to Executive pursuant to resolutions of the Compensation Committee of the Company’s Board of Directors on December 30, 2025, Executive will be paid out his retention bonus in the gross amount of $231,750.00, minus taxes and required withholdings, on the Separation Date or on the next regularly scheduled payroll date immediately following the Separation Date.

b. Pursuant to the retention award granted to Executive pursuant to resolutions of the Compensation Committee of the Company’s Board of Directors on December 30, 2025, the 164,361 Restricted Stock Units (RSU’s) awarded to Executive on December 30, 2025, shall vest on the Separation Date. The forfeiture, vesting, termination, and exercise of these RSU’s and all other RSU’s and Performance Restricted Stock Units awarded to Executive prior to the Separation Date remain governed solely and exclusively by the terms of the Company’s 2018 Equity Incentive Plan, the governing award agreements, and the non-qualified deferred compensation program maintained by the Company.

c. Any salary which is owed to Executive as of the Separation Date will be paid to Executive on or before the next regularly scheduled payroll date immediately following the Separation Date. Any unreimbursed expenses for which Executive is entitled to reimbursement under the Company’s expense reimbursement policy will be reimbursed to Executive in accordance with the Company’s policy, including up to $1,000 for expenses incurred by Executive related to tax services necessitated by the Company’s processing of Executive’s Alabama payroll taxes, provided that Executive submits any outstanding requests for reimbursement within 90 days of the Separation Date. Executive shall remain eligible to receive any vested 401(k) benefit in accordance with the terms of the Company’s 401(k) plan.

d. The Company shall continue to provide Executive with directors and officers liability insurance coverage for covered acts or omissions on or before the Separation Date to the same extent that the Company provides such coverage for active officers of the Company.

e. Except as expressly promised by this Agreement, Executive shall cease to earn, receive, or accrue benefits under, be covered by, or participate in any of the Company’s employee benefit plans or programs as of the Separation Date.

3. Separation Benefits.

In exchange for Executive’s execution and non-revocation of this Agreement and the Final Release (attached as Appendix A) and Executive’s performance of and compliance with his obligations under section 4, the Company will provide Executive with the following compensation and benefits upon his separation from service (“the Separation Benefits”):

a. Cash Severance Payments. The Company will pay Executive a Separation Payment in the gross amount of $475,087.50, minus taxes and required withholdings, beginning on the earliest practicable payroll date immediately following the Effective Date of the Final Release and continuing, and subject to 3.g below, in installments on regularly scheduled payroll dates for a consecutive period of 12 months.

b. Group Health, Dental and Vision Insurance Coverage. Executive will remain covered by the Company’s health insurance benefit plans through the end of the month in which the Separation Date occurs. Thereafter, if Executive timely elects to continue group health, dental, and/or vision coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full premium cost associated with such COBRA continuation coverage consistent with such coverages as are offered to then active employees until the earliest to occur of: (i) 12 months of COBRA coverage; (ii) the date Executive first becomes eligible for health, dental, or vision coverage with a subsequent employer; (iii) the date Executive is no longer eligible for continuation coverage under COBRA; or (iv) the date that Executive breaches his obligations under the RCIAA.

c. Nature of Separation Benefits. The Company’s promises to provide the Separation Benefits set forth in this section 3 are not premised on the Company’s past, present or future financial, operating or other performance.

d. No Additional Compensation. Executive acknowledges that the Separation Benefits are sufficient consideration for the release and other promises made by Executive in this Agreement. Executive further acknowledges that Executive is not entitled to any additional payment or consideration from the Company which is not set forth in this Agreement. Executive also acknowledges that he is not eligible for these payments if he were to be terminated for Cause prior to the Separation Date, and that the Separation Benefits remain subject to the Company’s clawback and recoupment policies in effect as of the Separation Date.

e. Restrictive Covenants. Executive understands and agrees that he is required to comply with the post-employment restrictive covenants set forth in the RCIAA, and that the payments/benefits in 3.a. and 3.b are conditioned on Executive’s compliance with the same. Notwithstanding the foregoing, nothing in this Agreement or in the RCIAA shall be applied to interfere with Executive’s practice of law subject to and in accordance with the applicable rules of professional responsibility.

4. Executive’s Post-Separation Obligations

a. Executive agrees, upon request, to provide reasonable cooperation to the Company and/or its legal counsel from time to time with respect to matters that fell under Executive’s responsibility in the course of his employment. The Company agrees to coordinate the timing and extent of its requests for cooperation to afford Executive reasonable advance notice in order to avoid scheduling conflicts and minimize disruption to Executive’s professional obligations, duties, or responsibilities. Beginning after July 31, 2027, Executive shall be compensated at a rate of $500 per hour or any part thereof for any requested cooperation requiring more than thirty (30) minutes of Executive’s time in any instance.

c. Executive agrees to provide reasonable cooperation without need for a subpoena, provided that any required travel will be scheduled in coordination with Executive to avoid inconvenience and disruption to Executive’s personal and professional commitments. Nothing herein precludes Executive from providing truthful information or testimony in response to a court order or subpoena or from communicating with government agencies as contemplated by section 12 of this Agreement.

d. It is understood that the attorney-client relationship between the Company and Executive will terminate as of the Separation Date, subject to subsequent engagement(s) to assist the Company’s legal counsel. Any cooperation provided by Executive under section 4 will not be deemed legal advice or legal services performed by Executive, and the Company waives any and all conflicts of interest under any applicable rules of professional ethics with respect thereto. Unless confidentiality is otherwise inapplicable, Executive shall treat all communications with the Company or the Company’s counsel occurring in the course of services under section 4 as confidential and will cooperate with the Company in the Company’s assertion of applicable privileges with respect thereto, provided that the Company reimburses Executive for any expenses incurred.

e. The Company will indemnify and hold Executive harmless against any and all claims (including attorney’s fees) arising in any manner out of from good faith cooperation provided by Executive under this section 4.

5. Executive’s Release of Claims.

a. In exchange for the Separation Benefits and the other consideration set forth in this Agreement, Executive releases, waives, discharges, extinguishes, and surrenders all claims, demands, actions, causes of action, rights, or obligations that Executive has or may have against the Company or any of the Released Parties (defined in section 5.c) under any federal, state, or local law, statute, ordinance, regulation, the common law, the law of torts, the law of contracts, or any theory of law or liability whatsoever, with the sole exception of the Excluded Claims (defined in section 5.d). As Executive is over age 40, this Agreement is required to specify that this release covers any claim Executive may have that he was subjected to age discrimination in violation of the Age Discrimination in Employment Act.

b. This release is intended to be a general release that covers all claims arising at any time up to and including the date on which Executive signs this Agreement, even if Executive does not know of the claim or suspect its existence until after he signs this Agreement, and even if he later learns facts that are different from or in addition to facts which he believes to be true as of the date that he signs this Agreement.

c. The term “Released Parties” includes the Company, all subsidiary or affiliated companies, and each of their respective predecessors, successors, assigns, trustees, members, insurers, re-insurers, benefit plans, programs, trusts, trustees, fiduciaries, and each of their employees, officers, directors, shareholders, agents, and representatives.

d. The term “Excluded Claims” consists of: (i) claims for vested benefits under any pension or retirement plan; (ii) claims for continued group health benefits which Executive is entitled to continue under the federal law known as COBRA; (iii) any claim that cannot be released as a matter of federal law or the law of the Commonwealth of Pennsylvania or the law of the State of Alabama; (iv) any claim to enforce the terms of this Agreement; (v) any claim for indemnification coverage under the Company’s directors and officers liability insurance policy for covered acts or omissions occurring in the course of employment on or before the Separation Date; (vi) any claim to enforce the terms of this Agreement (including indemnification rights arising out of section 4 of this Agreement); (vii) any claim to challenge the knowing or voluntary nature of this Agreement under the Older Workers Benefit Protection Act; (viii) any claim arising out of errors in the Company’s payroll systems and/or processes; or (ix) any claim arising in the future.

6. Review by Legal Counsel; Consideration and Revocation Periods.

a. The Company hereby advises Executive to consult with an attorney of his choosing prior to signing this Agreement.

b. Executive is hereby advised that he has 21 calendar days after receiving this Agreement to review and consider the Agreement before signing and returning it. In order to accept this Agreement, Executive must sign and date it in the space provided and deliver it to Jenn Lazar (via email to ***) by 11:59:59 p.m. on the twenty-first (21st) calendar day after Executive receives the final Agreement signed by the Company for review.

c. Once Executive signs the Agreement, he has 7 calendar days to revoke it if he changes his mind. To revoke, Executive must send a written notice to Jenn Lazar (via email to ***) by 11:59:59 p.m. on the seventh (7th) calendar day after signing the Agreement.

7. Representations by Executive. By signing this Agreement, Executive makes the following representations with the knowledge that these representations are material to the Company’s decision to sign this Agreement, and with the intent to induce the Company to sign this Agreement in reliance thereupon. Specifically, Executive represents:

a. that Executive does not have knowledge, information, or evidence of wrongdoing, fraud, misrepresentation, breach of duty, insider trading, or any other conduct by any representative or agent of the Company (including Executive) that Executive now believes or at any time believed to be unlawful, which Executive has not disclosed to the Company’s CEO or the Chair of the Board of Directors;

b. that Executive has not given or assigned to any other person the right to bring any of the claims covered by the Release;

c. that this Agreement is not being tendered or executed in response to any specific claims of workplace discrimination or harassment or other wrongdoing;

8. Subpoenas and Privilege. Executive agrees to preserve the confidentiality of information he acquired about the Company in the course of representing or advising the Company as an attorney in accordance with the Rules of Professional Conduct for the Commonwealth of Pennsylvania. Unless prohibited by law or court order, Executive shall promptly notify the Company’s CEO if Executive receives or is served with a subpoena, discovery request, notice of deposition, administrative demand or any other order or request for information or records that are covered by the Company’s attorney-client privilege or work product privilege or which Executive acquired during or in the course of Executive’s employment with the Company. Nothing in this section 8 will be construed in a manner that would prevent Executive from complying with law or a legal mandate of a court of competent jurisdiction.

9. Disclosure of Terms. The Company and Executive understand and agree that the Company may be required to file this Agreement and a summary of its terms with the United States Securities and Exchange Commission and that the terms hereof will be public.

10. Non-Disparagement. Subject to sections 11 and 12 hereof, Executive shall not directly or indirectly make or publish, or cause to be made or published, to the public or to any third party, any statement (whether verbal, written, electronic, or otherwise) that disparages or is intended to harm the Company, its technologies, products, or services, or the character, abilities, judgment, or reputation of any of the Company’s current or former executives, officers, directors, employees, shareholders, or customers. The Parties agree that nothing in this Agreement prohibits Executive from discussing or disclosing truthful information about unlawful acts in the workplace, such as sexual assault, harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. The Company, by its officers, directors, or authorized agents acting within the scope of their authority, shall not directly or indirectly make or publish, or cause to be made or published, to the public or to any third party, any statement (whether verbal, written, electronic, or otherwise) that disparages or is intended to harm Executive, his services, or his character, abilities, judgment, or reputation. Nothing herein prohibits the Company from providing truthful information when required by subpoena or court order.

11. Permitted Disclosures. In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833, Executive’s confidentiality and non-disclosure obligations to Neuronetics do not prevent Executive from disclosing confidential information (a) either directly or indirectly to a federal, state, or local government official or to an attorney in confidence for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal; or (c) while testifying pursuant to a court order or a subpoena issued by a court or a government agency with subpoena power.

12. Communications with Government Agencies. By signing this Agreement, Executive is barred from accepting any settlement proceeds or any award of damages or other monetary relief paid or payable by Neuronetics or any of the Released Parties as a result of any investigation, litigation, or proceeding (other than unfair labor practice proceedings under the jurisdiction of the National Labor Relations Board) brought against Neuronetics or the Released Parties; provided, however, that this Agreement does not prohibit Executive from (a) making truthful statements or disclosures regarding unlawful employment practices to or filing an administrative charge or complaint with a federal, state, or local government agency such as the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Department of Labor, or similar state or local agencies; (b) communicating with or providing government officials with testimony or information regarding possible violations of law in the course of a lawful investigation or proceeding undertaken by any government agency or the U.S. Congress; or (c) receiving any award or reward from a government agency for providing information or testimony to that agency.

13. Severability. If any term or provision of this Agreement other than the release is declared invalid or unenforceable by a court of competent jurisdiction, then the offending language will be severed or modified to the extent necessary to cure such invalidity or unenforceability, and the remaining provisions shall be enforced to the maximum extent possible to effectuate the Parties’ intent.

14. Compliance with Section 409A. All amounts payable under this Agreement are intended to comply with the “short term deferral” and involuntary termination exceptions from Section 409A of the Internal Revenue Code (“Section 409A”) and are being paid only upon the occurrence of an involuntary “separation from service,” as defined in Section 409A. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. To the extent payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

15. Disputes. Any disputes between the Parties related to this Agreement or any other aspect of Executive’s employment or separation from service shall be subject to resolution under Section 5 of the RCSA, which is incorporated by reference herein and shall survive in full force and effect.

16. Miscellaneous. Nothing in this Agreement will modify the terms of any benefit plan referred to herein. The interpretation and enforcement of this Agreement shall be governed by the law of the Commonwealth of Pennsylvania, without giving effect to any choice-of-law principle that would require the law of a different jurisdiction to apply. Any modification of this Agreement must be made in writing and must be signed by the Parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17. Entire Agreement. This Agreement and the Final Release constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and shall supersede all prior agreements or understandings with respect to the same subject matter, provided, however, that (a) the provisions of the RCSA and RCIAA that are incorporated herein are preserved by this Agreement; (b) nothing herein modifies or amends the terms of the Award Agreements or the 2018 Equity Incentive Plan, which continue to govern Executive’s rights and obligations with respect to RSUs and PRSUs granted to Executive prior to the Separation Date; and (c) Executive’s obligations to protect the Company’s confidential and/or proprietary information, to effectuate the Company’s intellectual property rights, and to refrain from competing against the Company or soliciting its customers or employees shall remain in full force and effect notwithstanding any provision of this Agreement.

18. Knowing and Voluntary Nature of Agreement. By signing below, you acknowledge that you have carefully read and understand the terms and conditions of this Agreement; that you have had a reasonable chance to consult with a lawyer of your choosing about signing this Agreement; that you are signing this Agreement freely and voluntarily, without any duress, coercion, or undue influence by any representative of Neuronetics; and that you are not entering this Agreement in reliance upon any promise or representation that is not contained in this Agreement.

19. Effective Date. This Agreement shall not become valid or enforceable until signed by both Executive and the Company. This Agreement will take effect on the 8th calendar day after the date on which Executive signs this Agreement (“the Effective Date”), unless Executive fails to sign this Agreement within the consideration period allowed by Section 6.b or revokes this Agreement within the revocation period allowed by Section 6.c, in which case this Agreement shall be null and void and unenforceable

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IN WITNESS WHEREOF, the Parties, knowingly and voluntarily and intending to be legally bound, affix their signatures to signify their mutual assent to this Agreement as of the Execution Date.

THE COMPANY:	EXECUTIVE:

Neuronetics, Inc.

By: /s/ Dan Reuvers	Signature: /s/ W. Andrew Macan W. Andrew Macan
Name: Dan Reuvers
Date: 07/17/2026
Title: President & CEO

Date: 07/17/2026

APPENDIX A

FINAL RELEASE

This Final Release is being executed to ensure the finality and completeness of the release of claims given to Neuronetics, Inc. (“the Company”) by the Executive in the Executive Separation Agreement (“the Agreement”) to which this Final Release is attached. Capitalized terms used and not defined in this Final Release shall have the respective meanings assigned to them in the Agreement.

1. Understanding. Executive acknowledges and agrees that Executive’s valid and timely execution of this Final Release on or after the Separation Date is a precondition to Executive’s eligibility for and receipt of the Separation Benefits described in the Agreement.

2. Release of Claims.

a. By signing this Final Release, Executive releases, waives, discharges, extinguishes, and surrenders all claims, demands, actions, causes of action, rights, and obligations that Executive has or may have against the Company or any of the Released Parties (defined in section 2.c) under any federal, state, or local law, statute, ordinance, regulation, the common law, the law of torts, the law of contracts, or any theory of law or liability whatsoever, with the sole exception of the Excluded Claims (defined in section 2.d). As Executive is over the age 40, this Agreement is required to specify that this release covers any claim Executive may have that he was subjected to age discrimination in violation of the Age Discrimination in Employment Act.

b. This release is intended to be a general release that covers all claims arising at any time up to and including the date on which Executive signs this Final Release, even if Executive does not know of the claim or suspect its existence until after he signs this Final release, and even if he later learns facts that are different from or in addition to facts which he believed to be true as of the date that he signs this Final Release.

c. The term “Released Parties” includes the Company, all subsidiary or affiliated companies, and each of their respective predecessors, successors, assigns, trustees, members, insurers, re-insurers, benefit plans, programs, trusts, trustees, fiduciaries, and each of their employees, officers, directors, shareholders, agents, and representatives.

d. The term “Excluded Claims” consists of: (i) claims for vested benefits under any pension or retirement plan; (ii) claims for continued group health benefits which Executive is entitled to continue by self-paying the premiums under the federal law known as COBRA; (iii) any claim that cannot be released as a matter of federal law or the law of the Commonwealth of Pennsylvania; (iv) any claim to enforce the terms of the Agreement or the Final Release; (v) any claim for indemnification coverage under the Company’s directors and officers liability insurance policy for good faith acts or omissions occurring in the course of employment on or before the Separation Date; (vi) any claim to challenge the knowing or voluntary nature of the Agreement or the Final Release under the Older Workers Benefit Protection Act; or (vii) any claim arising in the future.

3. Advice of Counsel. Because this Final Release involves the waiver of legal claims, Executive is hereby advised to seek legal advice from an attorney of Executive’s choosing before signing this Final Release.

4. Acceptance and Consideration Period. Executive has twenty-one (21) calendar days from the Separation Date (the “Consideration Period”) to review and consider this Final Release before signing it. If Executive chooses to sign this Final Release, Executive must return the signed version of this Final Release by e-mail to Jennifer Lazar (***) by 11:59:59 pm on the final day of the Consideration Period, with a hard copy to follow within 48 hours. Failure to do so shall be considered a rejection of the Separation Benefits and the other consideration described in the Agreement.

5. Right to Revoke and Revocation Period. Executive has seven (7) calendar days from the date on which Executive signs this Final Release (the “Revocation Period”) to revoke it. To do so, Executive must deliver notice of revocation by e-mail to Jennifer Lazar (***) by 11:59:59 pm on the final day of the revocation period, with a hard copy to follow within 48 hours.

6. Effective Date. This Final Release is void if signed before the Separation Date and in any event shall not become effective until the eighth (8th) calendar day after Executive signs it.

AGREED AND ACCEPTED:

Executive, knowingly and voluntarily and intending to be legally bound, affixes Executive’s signature to signify Executive’s assent to this Final Release as of the date set forth below.

By: W. ANDREW MACAN:

Signature:

Date: